SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 of 15(d) of the
                        Securities Exchange Act of 1934


                                  July 10, 2007
                 Date of Report (date of earliest event reported)


                               CET SERVICES, INC.
               Exact name of Registrant as Specified in its Charter

          California               1-13852                 33-0285964
State or Other Jurisdiction    Commission File    IRS Employer Identification
     of Incorporation             Number                     Number

                 12503 E. Euclid Dr. #30, Centennial, CO 80111
            Address of Principal Executive Offices, Including Zip Code

                                (720) 875-9115
                Registrant's Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

     On July 10, 2007, CET Services, Inc. (the "Company" or "CET") notified Zoi Interactive Technologies, Inc. that the Company was terminating the Agreement and Plan of Merger by and among the Company, Interactive Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of the Company, Zoi Interactive Technologies, Inc. ("Zoi"), and CET Services of Nevada, Inc., a Nevada Corporation, dated as of February 16, 2007 as amended on June 13, 2007 (the "Merger Agreement"). The Merger Agreement provided that a newly-formed subsidiary of CET would merge into Zoi and that the shareholders of Zoi would receive approximately 34,899,000 shares of CET common stock in exchange for their Zoi shares. The Company determined to exercise its right to terminate the Merger Agreement as a result of Zoi's inability to make progress on matters necessary to complete the proposed merger.

     Under the terms of the Merger Agreement, the Company is not subject to any termination fee or other penalty as a result of the termination of the Merger Agreement.

     Craig C. Barto, a member of CET's Board of Directors, holds 1,000,000 shares of Zoi Common Stock, and it had been expected that his son would have become a Director of the surviving entity after the merger.

     Also on July 10, 2007, the Company's Stock Purchase Agreement with Steven Davis dated February 16, 2007 was terminated by mutual agreement. The Stock Purchase Agreement had provided that the Company would purchase from Mr. Davis, CET's President and Chief Executive Officer, 1,000,000 outstanding shares of CET common stock held by Mr. Davis by transferring certain real estate properties owned by the Company to Mr. Davis. The closing of the Stock Purchase Agreement had been contingent on the completion of the proposed merger with Zoi.



                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CET SERVICES, INC.
                                   (Registrant)



Date: July 11, 2007               By: /s/ Steven H. Davis
                                      Steven H. Davis, President and
                                      Chief Executive Officer